EXHIBIT 99.1

June 18, 2002
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Ms. Karen Abajian, Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL CORPORATION ANNOUNCES STOCK
REPURCHASE FROM BASS GROUP

EL SEGUNDO, California, June 18, 2002 — The Board of Directors of Hawthorne Financial Corporation (NASDAQ: HTHR), parent company of Hawthorne Savings, F.S.B. (“Hawthorne”), authorized the repurchase of 500,000 shares of common stock for $29.09 per share from TF Investors, L.P., FW Trinity Limited Investors, L.P., Lee M. Bass, Sid R. Bass, The Sid R. Bass Management Trust and The Bass Management Trust (the “Bass Group”). Prior to the repurchase, members of the Bass Group will exercise warrants to purchase an aggregate of 314,978 shares of common stock. The effect of this repurchase is to reduce outstanding shares by 185,022 shares, or 3.1 percent, to 5,702,826 shares, and to reduce fully diluted shares by 478,550 shares, or 6.1 percent, to 7,353,352, at June 12, 2002. The agreement was reached to repurchase the shares after the market closed on Monday, June 17, 2002. The Company will utilize cash on hand to fund the repurchase.

This stock repurchase reduces the Bass Group’s beneficial stock ownership of Hawthorne from 975,896 shares or 14.6 percent at June 12, 2002, to 475,896 shares, or 7.7 percent.

Prior to this transaction, since March 2000, the Company has repurchased 555,402 shares at an average price of $11.74 per share. Under previous authorizations to repurchase common stock or senior notes, the Company has the remaining capacity to repurchase approximately 115,000 shares of common stock.

“When the Bass group decided to reduce their holdings, we were extremely pleased to be able to work with them to repurchase the shares directly,” said Hawthorne President and Chief Executive Officer Simone Lagomarsino. “We believe the repurchase is in the best interests of our shareholders.”

Hawthorne Financial Corporation is traded on NASDAQ and has $1.9 billion in total assets. The company’s wholly owned subsidiary Hawthorne Savings, F.S.B., operates nine branches in Southern California and is a real estate secured lender. For more information, please visit Hawthorne Financial Corporation’s website at: www.hawthornesavings.com.